UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest reported): February 19, 2013

INVESTVIEW INC.

(Exact name of registrant as specified in charter)

Nevada	000-27019	87-0369205
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

54 Broad Street, Suite 301

Red Bank, New Jersey 07701

(Address of Principal Executive Offices) (Zip Code)

Registrant’s Telephone Number, including area code: (732) 380-7271

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01             Entry into a Material Definitive Agreement

Item 2.03             Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant

Item 3.02             Unregistered Sales of Equity Securities

Item 5.02             Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Agreements of Certain Officers

On February 28, 2013, John “Randy” MacDonald tendered a 30 day notice of resignation as the President and Chief Financial Officer of Investview, Inc. (the "Company") to pursue other interests. Mr. MacDonald’s resignation was not the result of any disagreements with management. The Company will convert accrued and unpaid compensation owed to Mr. MacDonald in the amount of $262,500 into a convertible note (the “MacDonald Note”) and common stock purchase warrants (the “MacDonald Warrants”) to acquire 32,813 shares of common stock of the Company at an exercise price of $6.00 per share. Mr. MacDonald’s restricted stock units (RSU’s) will continue to vest in accordance with the terms of his employment agreement. The MacDonald Note bears interest at 8%, mature three years from the date of issuance, and is convertible into our common stock, at Mr. MacDonald’s option, at a conversion price of $4.00 per share. Based on the conversion price, the MacDonald Note in the amount of $262,500 excluding interest is convertible into an aggregate of 62,625 shares of the Company’s common stock. Mr. MacDonald has agreed to forgo the salary severance pursuant to his employment agreement.

Additionally, in order to obtain additional funding for working capital, the Company entered into a Subscription Agreement on February 19, 2013 with an accredited investor (the “February 2013 Investor”), for the sale of (i) $100,000 in an 8% Secured Convertible Promissory Note (the “Note”) and (ii) Common Stock Purchase Warrants (the “Warrants”) to purchase 12,500 shares of our common stock. The closing occurred on February 19, 2013. As a result of the above closing, the Company has issued a $100,000 Note.

The Note bears interest at 8%, mature three years from the date of issuance, and is convertible into our common stock, at the February 2013 Investor’s option, at a conversion price of $4.00 per share. Based on this conversion price, the Note in the amount of $100,000 excluding interest is convertible into an aggregate of 25,000 shares of the Company’s common stock.

The Company may prepay the Note only with the written consent of the holder. The full principal amount of the Note is due upon default under the terms of Note. In addition, we have granted the February 2013 Investor and the MacDonald note a security interest in substantially all of our assets and intellectual property.

The Warrants are exercisable for a period of five years from the date of issuance at an exercise price of $6.00 per share.

The final sale of the Note was completed on February 19, 2013. As of the date hereof, the Company is obligated on $100,000 in face amount of Note issued to the February 2013 Investor. The Note is a debt obligation arising other than in the ordinary course of business which constitutes a direct financial obligation of the Company.

Further, on March 5, 2013, the Company and Max Scheuerer entered into a letter agreement (the “Letter Agreement”) pursuant to which the parties amended those certain Subscription Agreements entered between the Company and Mr. Scheuerer dated August 24, 2012 (the “August 2012 Agreement”) and October 22, 2012 (the “October 2012 Agreement”). Pursuant to the August 2012 Agreement, Mr. Scheuerer purchased three units each consisting of a $100,000 8% secured convertible promissory note convertible into common stock at $4.00 per share, and common stock purchase warrants to purchase 12,500 of the shares of common stock at an exercise price of $6.00 per share. Mr. Scheuerer provided $100,000 of the required funding pursuant to the August 2012 Agreement. Pursuant to the October 2012 Agreement, Mr. Scheuerer agreed to purchase seven units each consisting of a note in the principal amount of $100,000 and related warrants.

Pursuant to the Letter Agreement, Mr. Scheuerer agreed to fund the Company $200,000 under the August 2012 Agreement. In addition, Mr. Scheuerer will return the August 2012 Note to the Company for cancellation. The October 2012 Agreement and any promissory notes issued in connection therewith will be terminated and the Company and Mr. Scheuerer will have no further obligation pursuant to the October 2012 Agreement.

The above securities were offered and sold to the parties in private placement transactions made in reliance upon exemptions from registration pursuant to Section 4(2) under the Securities Act of 1933 and Rule 506 promulgated thereunder. Each of the parties are accredited investors as defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933.

This description of the above financing does not purport to be complete and are qualified in its entirety by reference to the financing documents, which are attached as exhibits hereto and incorporated by reference herein.

Item 9.01      Financial Statements and Exhibits

Exhibit No.	Description of Exhibit

4.1	Form of Subscription Agreement

4.2	Form of 8% Secured Convertible Note

4.3	Form of Common Stock Purchase Warrant

4.4	Form of Security Agreement

4.5	Letter Agreement by and between Investview Inc. and Max Scheuerer dated March 5, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

INVESTVIEW, INC.

By:	/s/ Dr. Joseph Louro
Name: Dr. Joseph Louro
Title: Chief Executive Officer

Date:	March 6, 2013
Red Bank, New Jersey